Exhibit 99.1

Schlumberger Sells its Remaining Holding in Atos Origin

NEW YORK, April 30, 2004 - Schlumberger Limited announced today that its subsidiaries, Schlumberger Investments Limited and Schlumberger S.A., have sold their entire residual holding in Atos Origin, amounting to a total of 9.7 million ordinary shares of Atos Origin, at a price of €48.50 per share in a private placement to institutional investors.

Following completion of the sale, which is subject to customary conditions, Schlumberger will not retain any participation in Atos Origin.

Schlumberger expects to apply the proceeds to reduce net debt.

Schlumberger and Atos Origin confirm the previously announced agreement whereby Atos Origin will provide outsourcing and systems integration services to Schlumberger over a maximum period of 7 years, up to a contract value of $700 million.

About Schlumberger

Schlumberger is the world’s leading oilfield services company supplying technology, project management and information solutions that optimize performance for customers working in the oil and gas industry. The company employs more than 50,000 people of over 140 nationalities working in 100 countries, and comprises two primary business segments. Schlumberger Oilfield Services supplies a wide range of products and services from formation evaluation through directional drilling, well cementing and stimulation, well completions and productivity to consulting, software, information management and IT infrastructure services that support core industry operational processes. WesternGeco, jointly owned with BakerHughes, is the world’s largest seismic company and provides advanced acquisition and data processing services. In 2003, Schlumberger operating revenue was $11.4 billion. For more information, visit www.slb.com

Note

The securities offered will not be and have not been registered under the Securities Act of 1933 and may not be offered and sold in the United States absent registration or an applicable exemption from the registration requirement of the Securities Act.

For more information, please contact:

Stephen Whittaker, Director of Communications

+33 1 4062 1330

or

Paulo Loureiro, Investor Relations Manager

+1-212-350-9432

ir-nam@slb.com